UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 29, 2020

RED ROBIN GOURMET BURGERS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6312 South Fiddler’s Green Circle, Suite 200N

Greenwood Village, Colorado 80111

(Address of principal executive offices) (zip code)

(303) 846-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 Par Value	RRGB	NASDAQ (Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company       ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement

Credit Agreement Amendment

On May 29, 2020 (the “Amendment Effective Date”), Red Robin Gourmet Burgers, Inc. (the “Company”), Red Robin International, Inc. (the “Borrower”), and certain of their subsidiaries entered into the First Amendment to Credit Agreement and Waiver (the “Amendment”) with certain lenders party thereto and Wells Fargo Bank, National Association, as administrative agent. The Amendment amends the Company’s Amended and Restated Credit Agreement (the “Credit Facility”) to, among other things:

•	increase the pricing under the Credit Facility for (a) the period from the Amendment Effective Date through the first interest determination date occurring after the fiscal quarter ending on or about April 18, 2021 to LIBOR (subject to a 1.00% floor) plus 3.25% and (b) periods thereafter to the amounts set forth in a grid included in the Amendment (to which a 1.00% LIBOR floor shall apply);

•	waive the existing events of default under Credit Facility related to the Borrower’s failure to comply with the financial covenants as of the fiscal quarter ending on or about April 19, 2020;

•	suspend the application of (a) the lease adjusted leverage ratio financial covenant (the “Leverage Ratio Covenant”) and (b) the fixed charge coverage ratio financial covenant (the “FCCR Covenant”), in each case, for the fiscal quarter ending on or about July 12, 2020;

•	if the Company issues new equity (or convertible debt) generating net cash proceeds of at least $25,000,000 (the “Minimum Capital Event”), (a) suspend the application of the Leverage Ratio Covenant and FCCR Covenant, in each case, for the fiscal quarters ending on or about October 4, 2020 and December 27, 2020 and (b) increase the maximum leverage permitted for purposes of the Leverage Ratio Covenant for each of the first three fiscal quarters ending in 2021;

•	for the fiscal quarters ending on or about April 18, 2021, July 11, 2021, and October 3, 2021, provide that (a) the Leverage Ratio Covenant will be calculated using a seasonally adjusted annualized consolidated EBITDA for the applicable period since the beginning of fiscal year 2021 and (b) the FCCR Covenant will be calculated only for the applicable period since the beginning of fiscal year 2021;

•	add a minimum liquidity covenant, measured as of the last day of each fiscal month, that applies during the period commencing on the Amendment Effective Date through March 21, 2021;

•	subject to limited exceptions, prohibit certain capital expenditures, restricted payments, acquisitions, and other investments until the later of (a) the Company’s delivery of a compliance certificate for the fiscal quarter ending on or about July 11, 2021 demonstrating compliance with the financial covenants then in effect and (b) the Company satisfying an agreed ratio under its Leverage Ratio Covenant for the most recently ended fiscal quarter or fiscal year, as applicable;

•	add an anti-cash hoarding provision requiring revolver repayments (but with no associated permanent reduction in the revolver) to the extent that the Company’s consolidated cash on hand exceeds $30,000,000 as of the end of any fiscal month;

•	revise the conditions precedent to revolver borrowings so that certain effects of COVID-19 are excluded for purposes of certain representations and warranties that must be true and correct as conditions to revolving borrowings;

•	require mandatory prepayments from net cash proceeds of equity (or convertible debt) issuances that exceed amounts set forth in the Amendment; and

•	provide for certain additional financial reporting requirements under the Credit Facility.

As conditions to the Amendment, the Company (a) repaid revolving loans, so that the amount of the Company’s consolidated cash on hand did not exceed $30,000,000 as of the Amendment Effective Date and (b) paid certain customary amendment fees to the lenders under the Credit Facility consenting to the Amendment and certain other customary fees.

The description above is a summary of the Amendment and is qualified in its entirety by the complete text of the agreement, which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

ITEM 2.02	Results of Operations and Financial Condition

On May 29, 2020, the Company issued a press release providing a business update, describing selected preliminary unaudited financial results for the fiscal first quarter of 2020, and announcing entry into the Amendment. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The information in this Item 2.02, including the information set forth in Exhibit 99.1, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference in such filing.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant

The discussion of the Amendment to Credit Facility set forth under Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference in this Item 2.03.

Item 8.01        Other Events

Filing Relief - First Quarter 2020 Quarterly Report on Form 10-Q

The Company will be relying on the Securities and Exchange Commission’s order (Release No. 34-88318) under Section 36 of the Exchange Act granting exemptions from specified provisions of the Exchange Act and certain rules thereunder, as superseded by a subsequent order (Release No. 34-88465) issued on March 25, 2020 (collectively, the “Order”) to delay filing its Quarterly Report on Form 10-Q for the quarterly period ended April 19, 2020 (the “Quarterly Report”) that is due May 29, 2020, due to circumstances related to the novel coronavirus (COVID-19).

We have experienced significant disruptions to our business due to the COVID-19 pandemic and related mandated social distancing and shelter-in-place orders, resulting in previously disclosed temporary closures of 35 Company-owned restaurants across our portfolio and remaining locations shifted to an off-premise only operating model.

The considerable effect of the COVID-19 pandemic has triggered the need to perform additional impairment assessments of our property and equipment, goodwill, and other intangible assets. Due to the effect of the COVID-19 pandemic, we are currently anticipating recognizing a material goodwill impairment up to the full carrying amount totaling approximately $95 million, and long lived asset impairment losses of approximately $10 million to $20 million in our Quarterly Report. Further, the March 19, 2020 passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) created an opportunity for the Company to carry back net operating losses, which in turn require us to analyze our realization of deferred tax assets related to our job tax credits. We anticipate recognizing a material valuation allowance on our deferred tax assets related to our job tax credits; however, we anticipate recognizing the full carryforward balance for cash tax purposes. These items represent a substantial undertaking due to the need to develop and analyze several best estimates and assumptions, compounded by the additional difficulty in forecasting operations during the COVID-19 pandemic, including future guest traffic, sales and operating results, discount and royalty rates, and volatility factors.

Due to the reporting impacts and disruption to our business of COVID-19, the Company will be unable to complete the analyses described above in time to file its Quarterly Report by the original filing deadline. Accordingly, we are relying on the Order to postpone the filing of our Quarterly Report to provide us with additional time to finalize these assessments and related disclosure. The Company expects to file its Quarterly Report no later than 45 days after the original deadline of May 29, 2020.

Financial Update

The Company expects to recognize or has recognized the following material changes to the consolidated financial statements during its first fiscal quarter of 2020. There have been no changes to the related accounting policies as disclosed in Part II, Item 8, Financial Statements and Supplementary Data, of our Annual Report on Form 10-K filed with the SEC on February 25, 2020.

Goodwill

The Company determined the sustained decrease in our stock price coupled with the closure of our dining rooms and significant decline to the equity value of our peers and overall U.S. stock market represented a goodwill impairment triggering event. We are finalizing a quantitative analysis as of our first quarter ended April 19, 2020 to determine if impairment to our goodwill existed for our one reporting unit. We used a blended approach in calculating fair value of our one reporting unit including the income approach, market approach, and market capitalization approach. This analysis could lead to a material impairment up to the full carrying amount of goodwill totaling approximately $95 million. The goodwill impairment will be measured as the amount by which the carrying amount of a reporting unit, including goodwill, exceeds its fair value.

Restaurant Assets

The Company determined the triggering event described above also represented a long-lived asset impairment triggering event. The Company is anticipating recognizing between $10 million and $20 million of impairment related to restaurant assets during the sixteen weeks ended April 19, 2020 resulting from the continuing and projected future results of Company-owned restaurants. Recoverability of restaurant assets, including restaurant sites, leasehold improvements, information technology systems, right-of-use assets, amortizable intangible assets, and other fixed assets, to be held and used is measured by a comparison of the carrying amount of the assets to the future undiscounted net cash flows expected to be generated by the assets. Identifiable cash flows are measured at the lowest level for which they are largely independent of the cash flows of other groups of assets and liabilities, generally at the restaurant level. Each restaurant’s past and present operating performance is being reviewed in combination with projected future results through projected undiscounted cash flows that includes management’s expectation of future financial impacts from COVID-19. If the assets are determined to be impaired through comparison of the assets carrying value to its undiscounted cash flows, the Company will compare the carrying amount of each restaurant’s assets to its fair value as estimated by management to calculate the impairment amount. The fair value of restaurant assets is generally determined using a discounted cash flow projection model, which is based on significant inputs not observed in the market and represents a level 3 fair value measurement. In certain cases, management will use other market information, when available, to estimate the fair value of a restaurant’s assets. The restaurant asset impairment charges will represent the excess of the carrying amount over the estimated fair value of the restaurant assets calculated using a discounted cash flow projection model. Additional restaurant asset impairment may be required to be recognized in future periods if the COVID-19 pandemic continues to negatively impact our business.

Rent

In response to the impact of COVID-19 on our operations, beginning April 1, 2020 the Company has not made full lease payments under its existing lease agreements for our restaurants and restaurant support center. During the suspension of payments, the Company continued to recognize expenses and liabilities for lease obligations and corresponding right-of-use assets on the balance sheet in accordance with ASC Topic 842.

We have engaged in ongoing constructive discussions with landlords regarding the potential restructuring of lease payments and rent concessions. To the extent we qualify, we will elect to recognize any contractual rent concessions reached in the future as a variable credit to rent expense as opposed to a lease modification consistent with the relief issued by the Financial Accounting Standards Board titled ASC Topic 842 and ASC Topic 840: Accounting for Lease Concessions Related to the Effects of the COVID-19 Pandemic. Contractual rent concessions expected to be agreed to cannot be reasonably determined at this time based on the status of discussions with our landlords.

Legal Proceedings

On July 14, 2017, a current hourly employee filed a class action lawsuit alleging that the Company failed to provide required meal breaks and rest periods and failed to reimburse business expenses, among other claims. The case is styled Manuel Vigueras v. Red Robin International, Inc. and is currently pending before the United States District Court in Santa Ana, California. In a related action, on September 21, 2017, a companion case, styled Genny Vasquez v. Red Robin International, Inc. was filed and is currently pending in California Superior Court in Santa Ana, California and involves claims under the California Private Attorneys’ General Act (“PAGA”) that partially overlap in the claims made in the Vigueras matter. In the first quarter of 2020, the Company reached a tentative settlement agreement resolving all claims and the cost of class administration in both cases for an aggregate $8.5 million. The Company is in the process of finalizing the settlement agreement, which will then be submitted to the court for approval. Court approval is required before any settlement agreement between the parties becomes final. An additional $4.5 million was accrued to reach the $8.5 million settlement amount during its first fiscal quarter of 2020.

Valuation Allowance on Deferred Tax Assets

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the future reversals of existing deferred tax liabilities and projected future taxable income, including whether future originating deductible temporary differences are likely to be realized.

The March 19, 2020 passage of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) created an opportunity for the Company to carry back 2019 and 2020 projected net operating losses (“NOL’s”). As a result of these projected NOL carrybacks, $30 million to $40 million of previously utilized FICA tip tax credits could be reinstated. Given the reinstatement of the FICA tip tax credits, in combination with our existing FICA credit deferred tax asset, we are currently evaluating whether we would be required to recognize a valuation allowance against these FICA tip tax credits which could result in the recognition of a material valuation allowance up to our full carryforward.

Financial Condition Update and Going Concern

Under ASC 205-40, Presentation of Financial Statements – Going Concern, the Company is required to assess whether substantial doubt is raised in that conditions or events indicate that it is probable the Company will be unable to meet its obligations when they come due within one year from the financial statement issuance date. The assessment also includes the Company’s consideration of any management plans to alleviate such substantial doubt. The conditions related to the COVID-19 pandemic have had a material adverse impact on the Company’s revenues, profitability, and cash flows.

Pursuant to the terms of the Amendment to the Company’s Credit Facility described above, the lenders thereto agreed, among other things, to waive the existing events of default under the Credit Facility related to the Borrower’s failure to comply with the financial covenants as of the end of the fiscal quarter ended on or about April 19, 2020.  In addition, the lenders agreed to (a) suspend the application of the Leverage Ratio Covenant and the FCCR Covenant, in each case, for the fiscal quarters ending on or about October 4, 2020 and December 27, 2020 and (b) increase the maximum leverage permitted for purposes of the Leverage Ratio Covenant for each of the fiscal quarters ending in 2021; provided that the Company issues new equity generating net cash proceeds of at least $25,000,000.

The Company is actively evaluating options for raising equity capital in order to satisfy the requirements of the Amendment.  If the Company is unable to raise sufficient equity capital within the timeframe prescribed by the Amendment, and is unable to obtain a further waiver or amendment to the Credit Facility, then the Company could experience an event of default under the Credit Facility, which could have a material adverse effect on the Company’s liquidity, financial condition, and results of operations. We cannot make any assurances regarding the likelihood, certainty, or exact timing of the Company’s ability to raise capital or execute further amendments to the Credit Facility. As a result, under applicable accounting standards, the Company concluded, because the equity raise is outside of management’s control, substantial doubt exists surrounding the Company’s ability to meet its obligations within one year from the financial statement issuance date and to continue as a going concern.

Risk Factor Update

The Company is also filing this Current Report on Form 8-K for the purpose of supplementing the Risk Factors disclosed in Item 1A of its Annual Report on Form 10-K for the fiscal year ended December 29, 2019. Accordingly, the Company’s Risk Factor disclosure is hereby updated to add the following:

ITEM 1A.	Risk Factors

The novel coronavirus (COVID-19) pandemic has disrupted and may further disrupt our business, which has and could further materially affect our operations and business and financial results. In addition, any other epidemic, disease outbreak, or public health emergency may result in similar adverse effects.

The novel coronavirus (COVID-19) pandemic has had an adverse effect that is material on our business. The COVID-19 pandemic has impacted and may continue to impact sales and traffic at our restaurants, may make it more difficult to staff restaurants, cause an inability to obtain supplies, increase commodity costs, continue to cause partial or total closures of impacted restaurants, and could damage our reputation. The extent to which the COVID-19 pandemic and other epidemics, disease outbreaks, or public health emergencies will impact our business, liquidity, financial condition, and results of operations, depends on numerous evolving factors that we may not be able to accurately predict or assess, including the duration and scope of the pandemic, epidemic, disease outbreak, or public health emergency; the negative impact on the economy; the short and longer-term impacts on the demand for restaurant services and levels of consumer confidence; our ability to successfully navigate the impacts; government action, including restrictions on restaurant operations; and increased unemployment and reductions in consumer discretionary spending. Even if a virus or other disease does not spread significantly, the perceived risk of infection or health risk may damage our reputation and adversely affect our business, liquidity, financial condition, and results of operations.

We have been and could continue to be adversely affected by government restrictions on public gatherings, shelter-in-place orders, and limitations on operations of restaurants, including dine-in restrictions, and mandatory or voluntary closures or restrictions on hours of operations. Restaurants in the U.S. are currently under government mandates or guidelines to temporarily suspend operation or limit restaurant dine-in business in light of COVID-19. We are unable to predict when these measures may be further reduced, how quickly or if our operations will return to previous levels after the measures are scaled back, or if there will be additional future suspensions of operation for potential future waves of COVID-19 or another epidemic or public health emergency. While a limited number of our restaurants have recently been able to re-open, most of our restaurants have shifted to a take-out, catering, and delivery-only operating model, suspending most sit-down dining. We have also implemented temporary restaurant closures, modified hours, reduced staff, and furloughed employees. These changes and any additional changes may materially adversely affect our business, liquidity, financial condition, and results of operations, particularly if these changes are in place for a prolonged amount of time. The COVID-19 pandemic as well as other epidemics, disease outbreaks, or public health emergencies may also materially adversely affect our ability to implement our strategic growth plans, including delays in the rollout of Donatos® pizza to additional restaurant locations, the implementation of technology platforms and technology solutions, restaurant remodels, and development of new restaurants in future years.

In an effort to preserve liquidity, we have and may continue to take certain actions with respect to some or all of our leases, including negotiating with landlords to obtain rent abatement or deferrals and discontinuing payment. We can provide no assurances that forbearance of any lease obligations will be provided to us, or that, following the COVID-19 pandemic, we will be able to continue restaurant operations on the current terms of our existing leases, any of which could have an adverse effect on our business and results.

As we previously announced, we drew the full amount available under our revolving credit facility. The increase in our level of debt may adversely affect our financial and operating activities or ability to incur additional debt. Further, if we are unable to raise sufficient equity capital within the timeframe prescribed by the Amendment, and are unable to obtain a further waiver or amendment to the Credit Facility, then the Company could experience an event of default under the Credit Facility and be unable to make additional borrowings on any undrawn amounts and be required to repay its then outstanding borrowings which could have a material adverse effect on the Company’s liquidity, financial condition, results of operations and ability to continue as a going concern.

Forward-Looking Statements

Certain information and statements contained in this report are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding the impact of COVID-19 on the Company’s business, the ability of the Company’s restaurants to re-open and operate on and grow a substantially all off-premise model, goodwill impairment, impairment losses, valuation allowance on our deferred tax assets related to our job tax credits, the timing of the Company’s delayed 10-Q filing, future capital raise, and ability to continue as a going concern. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the rapidly evolving nature of the COVID-19 pandemic and related containment measures, including the potential for a complete shutdown of Company restaurants; economic, public health, and political conditions that impact consumer confidence and spending, including the impact of COVID-19 and other health epidemics or pandemics on the global economy; changes in unemployment rates; changes in laws impacting the Company’s business, including increases in minimum wages and benefit costs; the ability to achieve significant cost savings; the Company’s ability to defer lease or contract payments or otherwise obtain concessions from landlords, vendors, and other parties in light of the impact of the COVID-19 pandemic; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors, and other third parties providing goods or services to the Company; the Company’s ability to continue to increase sales; the effectiveness of the Company’s marketing strategies and promotions and menu changes; the cost and availability of key food products, distribution, labor, and energy; the effectiveness of the Company’s long term strategic initiatives; the cost and availability of capital or credit facility borrowings; the ability to obtain equity financing; the adequacy of cash flows or available debt resources to fund operations; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits. The following exhibits are filed and furnished with this report.

Exhibit No.	Description

10.1	First Amendment to Credit Agreement and Waiver, dated as of May 29, 2020, by and among Red Robin International, Inc., Red Robin Gourmet Burgers, Inc., the Guarantors, the Lenders party thereto and Wells Fargo Bank, National Association, as administration agent.
99.1	Red Robin Gourmet Burgers, Inc. Press Release dated May 29, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 29, 2020

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Lynn S. Schweinfurth
Name: Lynn S. Schweinfurth
Title: Executive Vice President and Chief Financial Officer